                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c), AND (d) AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 8)(1)



                                  SAFEWAY INC.
                                (Name of Issuer)



                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)



                                   786514-20-8
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ]  Rule 13d-1(b)
               [ ]  Rule 13d-1(c)
               [X]  Rule 13d-1(d)

--------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
---------------------                                        -------------------
CUSIP No. 786514-20-8                                        Page 2 of 11 pages.
---------------------                                        -------------------


--------------------------------------------------------------------------------
1.     Names of Reporting Persons
       I.R.S. Identification No. of Above Persons (Entities Only)

               KKR ASSOCIATES, L.P.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group               (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

               NEW YORK
--------------------------------------------------------------------------------

Number of       5.   Sole Voting Power
Shares
Beneficially                 31,937,133
Owned By
Each           -----------------------------------------------------------------
Reporting       6.   Shared Voting Power
Person
With                         -0-
               -----------------------------------------------------------------
                7.   Sole Dispositive Power

                             30,375,647
               -----------------------------------------------------------------
                8.   Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                30,375,647
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.2%
--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN
--------------------------------------------------------------------------------

                                       13G
---------------------                                        -------------------
CUSIP No. 786514-20-8                                        Page 3 of 11 pages.
---------------------                                        -------------------


--------------------------------------------------------------------------------
1.     Names of Reporting Persons
       I.R.S. Identification No. of Above Persons (Entities Only)

               RFM ACQUISITION L.L.C.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group               (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

               DELAWARE
--------------------------------------------------------------------------------

 Number of      5.   Sole Voting Power
 Shares
 Beneficially                8,027,964
 Owned By
 Each          -----------------------------------------------------------------
 Reporting      6.   Shared Voting Power
 Person
 With                        -0-
               -----------------------------------------------------------------
                7.   Sole Dispositive Power

                             8,027,964
               -----------------------------------------------------------------
                8.   Shared Dispositive Power

                             -0-
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                8,027,964
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                1.6%
--------------------------------------------------------------------------------
12.     Type of Reporting Person

                OO
--------------------------------------------------------------------------------

                                       13G
---------------------                                        -------------------
CUSIP No. 786514-20-8                                        Page 4 of 11 pages.
---------------------                                        -------------------


--------------------------------------------------------------------------------
1.     Names of Reporting Persons
       I.R.S. Identification No. of Above Persons (Entities Only)

               KKR 1996 FUND L.P.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group               (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

               DELAWARE
--------------------------------------------------------------------------------

 Number of      5.   Sole Voting Power
 Shares
 Beneficially                -0-
 Owned By
 Each         -----------------------------------------------------------------
 Reporting      6.   Shared Voting Power
 Person
 With                        8,027,964
               -----------------------------------------------------------------
                7.   Sole Dispositive Power

                             -0-
               -----------------------------------------------------------------
                8.   Shared Dispositive Power

                             8,027,964
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                8,027,964
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                1.6%
--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN
--------------------------------------------------------------------------------

                                       13G
---------------------                                        -------------------
CUSIP No. 786514-20-8                                        Page 5 of 11 pages.
---------------------                                        -------------------


--------------------------------------------------------------------------------
1.     Names of Reporting Persons
       I.R.S. Identification No. of Above Persons (Entities Only)

               KKR ASSOCIATES 1996, L.P.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group               (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

               DELAWARE
--------------------------------------------------------------------------------

Number of       5.   Sole Voting Power
Shares
Beneficially                 -0-
Owned By
Each           -----------------------------------------------------------------
Reporting       6.   Shared Voting Power
Person
With                         8,027,964
               -----------------------------------------------------------------
                7.   Sole Dispositive Power

                             -0-
               -----------------------------------------------------------------
                8.   Shared Dispositive Power

                             8,027,964
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                8,027,964
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                1.6%
--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN
--------------------------------------------------------------------------------

                                       13G
---------------------                                        -------------------
CUSIP No. 786514-20-8                                        Page 6 of 11 pages.
---------------------                                        -------------------


--------------------------------------------------------------------------------
1.     Names of Reporting Persons
       I.R.S. Identification No. of Above Persons (Entities Only)

               KKR 1996 GP L.L.C.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group               (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

               DELAWARE
--------------------------------------------------------------------------------

Number of       5.   Sole Voting Power
Shares
Beneficially                 -0-
Owned By
Each           -----------------------------------------------------------------
Reporting       6.   Shared Voting Power
Person
With                         8,027,964
               -----------------------------------------------------------------
                7.   Sole Dispositive Power

                             -0-
               -----------------------------------------------------------------
                8.   Shared Dispositive Power

                             8,027,964
-------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                8,027,964
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                1.6%
--------------------------------------------------------------------------------
12.     Type of Reporting Person

                OO
--------------------------------------------------------------------------------

THIS AMENDMENT NO. 8 TO SCHEDULE 13G AMENDS AND RESTATES THE SCHEDULE 13G (AMENDMENT NO. 7) FILED BY THE REPORTING PERSONS ON FEBRUARY 14, 2000. THIS AMENDMENT NO. 8 TO SCHEDULE 13G CORRECTS THE NUMBER OF SHARES OWNED BY KKR ASSOCIATES, L.P. AND THE PERCENTAGE OWNERSHIP REPRESENTED BY THOSE SHARES. ALL OF THE OTHER INFORMATION IN THIS AMENDMENT NO. 8 IS THE SAME AS PREVIOUSLY REPORTED IN AMENDMENT NO. 7.

ITEM 1.

(a)     NAME OF ISSUER:

               Safeway Inc.

(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5918 Stoneridge Mall Road
               Pleasanton, California 94588

ITEM 2.

(a)     NAME OF PERSON FILING:

               KKR Associates, L.P.
               RFM Acquisition L.L.C.
               KKR 1996 Fund L.P.
               KKR Associates 1996, L.P.
               KKR 1996 GP L.L.C.

(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               9 West 57th Street
               New York, New York 10019

(c)     CITIZENSHIP:

               See Item 2(c) of each cover page.

(d)     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

(e)     CUSIP NUMBER:

               786514-20-8

ITEM 3. Not applicable


                               Page 7 of 11 pages.

ITEM 4. OWNERSHIP

(a)     AMOUNT BENEFICIALLY OWNED:

               As of December 31, 1999, KKR Associates, L.P., a New York limited partnership, was the record owner of 30,375,647 shares of common stock of Safeway Inc. and RFM Acquisition L.L.C. was the record owner of 8,027,964 shares of common stock of Safeway Inc., and each has sole voting and dispositive power with respect to the shares which it holds of record. As the senior member of RFM Acquisition L.L.C., KKR 1996 Fund L.P. may be deemed to be the beneficial owner of the shares of common stock held by RFM Acquisition L.L.C. As the general partner with voting and investment control of KKR 1996 Fund L.P., KKR Associates 1996, L.P. may be deemed to be the beneficial owner of the shares of common stock held by RFM Acquisition L.L.C. As the sole general partner of KKR Associates 1996, L.P., KKR 1996 GP L.L.C. also may be deemed to be the beneficial owner of the shares of common stock held by RFM Acquisition L.L.C. Messrs. Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael
               W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Scott M. Stuart and Edward A. Gilhuly are the general partners of KKR Associates, L.P. and members of KKR 1996 GP L.L.C., and Messrs. Kravis and Roberts are also the members of the Executive Committee of KKR Associates, L.P., and in such capacity may be deemed to share beneficial ownership of any shares of common stock of Safeway Inc. that KKR Associates, L.P. and KKR 1996 GP L.L.C. may beneficially own or be deemed to beneficially own, but disclaim any such beneficial ownership.

(b)     PERCENT OF CLASS:

               See Item 11 of each cover page.

(c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i)    Sole power to vote or direct the vote:

                      See Item 5 of each cover page.

        (ii)   Shared power to vote or to direct the vote:

                      See Item 6 of each cover page.

        (iii)  Sole power to dispose or to direct the disposition of:

                      See Item 7 of each cover page.

        (iv)   Shared power to dispose or to direct the disposition of:



                               Page 8 of 11 pages.

                      See Item 8 of each cover page.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               See Item 4 above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               Not applicable.



                               Page 9 of 11 pages.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 15, 2000

                                  KKR ASSOCIATES, L.P.

                                  By: /s/ William Janetschek
                                      ------------------------------------------
                                         Name: William Janetschek
                                         Title: Attorney-in-fact for
                                         James H. Greene, Jr., general partner

                                  RFM ACQUISITION L.L.C.

                                  By: /s/ William Janetschek
                                      ------------------------------------------
                                         Name: William Janetschek
                                         Title: Attorney-in-fact for
                                         James H. Greene, Jr., President

                                  KKR 1996 FUND L.P.
                                  By: KKR Associates 1996, L.P., general partner
                                  By: KKR 1996 GP L.L.C., general partner

                                  By: /s/ William Janetschek
                                      ------------------------------------------
                                         Name: William Janetschek
                                         Title: Attorney-in-fact for
                                         James H. Greene, Jr.

                                  KKR ASSOCIATES 1996, L.P.
                                  By: KKR 1996 GP L.L.C., general partner

                                  By: /s/ William Janetschek
                                      ------------------------------------------
                                         Name: William Janetschek
                                         Title: Attorney-in-fact for
                                         James H. Greene, Jr.

                                  KKR 1996 GP L.L.C.

                                  By: /s/ William Janetschek
                                      ------------------------------------------
                                         Name: William Janetschek
                                         Title: Attorney-in-fact for
                                         James H. Greene, Jr.



                              Page 10 of 11 pages.

                                  EXHIBIT INDEX

Exhibit 1   -  Joint Filing Agreement (incorporated by reference to Amendment
               No. 7 to Schedule 13G)

Exhibit 24 -   Power of Attorney (incorporated by reference to Amendment
               No. 7 to Schedule 13G)



                               Page 11 of 11 pages.